(d)(2) Form of Investment Management Services Agreement, dated August __, 1999, between Registrant, on behalf of AXP Variable Portfolio - Diversified Equity Income Fund, and IDS Life Insurance Company.

(d)(4)    Form of Addendum to  Investment  Advisory  Agreement  dated August __,
          1999,   between  IDS  Life  Insurance  Company  and  American  Express
          Financial Corporation.

(d)(6) Form of Administrative Services Agreement, dated August __, 1999, between Registrant, on behalf of AXP Variable Portfolio - Diversified Equity Income Fund, and American Express Financial Corporation.

(g)(2) Form of Custodian Agreement dated August __, 1999, between Registrant on behalf of AXP Variable Portfolio - Diversified Equity Income Fund and American Express Trust Company.

(p)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 14, 1999.

(p)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated March 1, 1999.